UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDALIST DIVERSIFIED REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	47-5201840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11 S. 12th Street
Richmond, Virginia 23219
(804) 344-4435
(Address of principal executive offices) (Zip Code)

Medalist Diversified REIT, Inc.

2018 Equity Incentive Plan
(Full title of the Plan)

Thomas E. Messier
Medalist Diversified REIT, Inc.

1051 E. Cary Street, Suite 601

James Center Three

Richmond, VA  23219
(Name and address of agent for service)

(804) 344-4435

(Telephone number, including area code, of agent for service)

Copy to:

Thomas G. Voekler, Esq.
Kaplan Voekler Cunningham & Frank, PLC

1401 East Cary Street
Richmond, Virginia 23219

Telephone: (804) 823-4000
Facsimile: (804) 823-4099

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)(2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.01 par value per share	2,160,000	$1.60	$3,456,000	$449

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of common shares registered hereunder includes such additional number of common shares that may become issuable under the plan referenced above by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares of beneficial interest.

(2)	Reflects an increase in shares equal to the maximum amount of the Registrant’s shares of common stock issuable under its 2018 Equity Incentive Plan.

(3)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee. The fee is based on a price of $1.60 per share, the average of the high and low prices of the Registrant’s common stock as reported on the The Nasdaq Capital Market on May 14, 2020.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional shares of common stock of Medalist Diversified REIT, Inc. (the “Company”) to be issued pursuant to the Medalist Diversified REIT, Inc. 2018 Equity Incentive Plan (the “Plan”). These additional shares of common stock equal the maximum amount of shares issuable under the Plan and have become reserved for issuance as a result of the operation of provisions of the Plan, which provides that the total number of shares subject to such plan may be increased on the first day of each year pursuant to a specified formula. Accordingly, the content of the Registrant’s Registration Statement on Form S-8 (No. 333-228674) filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2018 is incorporated herein by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated in this Registration Statement by reference:

1.	The Company’s Annual Report on Form 10-K filed with the Commission on March 24, 2020;

2.	The Company’s Amendment No. 1 to its Annual Report on Form 10-K filed with the Commission on April 1, 2020;

3.	The Company’s Amendment No. 2 to its Annual Report on Form 10-K filed with the Commission on April 2, 2020;

4.	The Company’s Quarterly Report on Form 10-Q filed with the Commission on May 14, 2020;

5.	The Company’s Current Reports on Form 8-K filed with the Commission on April 29, 2020 and May 18, 2020; and

6.	The description of our Common Shares contained in our Form 8-A, filed October 25, 2018, including any amendments or reports filed for the purpose of updating the description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS.

Exhibit Number	Description

3.1	Articles of Incorporation of Medalist Diversified REIT, Inc.*
3.2	Bylaws of Medalist Diversified REIT, Inc.*
4.1	Form of Certificate of Common Stock *
5.1	Opinion of Kaplan Voekler Cunningham & Frank, PLC†
23.1	Consent of Cherry Bekaert, LLP†
23.2	Consent of Kaplan Voekler Cunningham & Frank, PLC (included in Exhibit 5.1 to this Registration Statement
24.1	Power of Attorney (included on signature page).

†	Filed herewith.
*	Previously filed with the Amendment to the Registrant’s Registration Statement on Form S-11 filed by the Registrant with the Securities and Exchange Commission on October 5, 2018.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of May, 2020.

MEDALIST DIVERSIFIED REIT, INC.

/s/ Thomas E. Messier
By: Thomas E. Messier

Chief Executive Officer, Secretary and Treasurer

POWER OF ATTORNEY

We, the undersigned directors and officers of Medalist Diversified REIT, Inc. (the “Company”), and each of us, do hereby constitute and appoint Thomas E. Messier, our true and lawful attorney-in-fact and agent, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers of the Company and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney-in-fact or agent may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-8, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below for the Company, any and all amendments (including post-effective amendments) to such Registration Statement and any related registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the following capacities on May 18, 2020.

Name	Title	Date

/s/ Thomas E. Messier	Chief Executive Officer and Chairman of the Board	May 18, 2020
Thomas E. Messier	(principal executive officer)

/s/ C. Brent Winn, Jr.	Chief Financial Officer	May 18, 2020
C. Brent Winn, Jr.	(principal accounting officer and principal financial officer)

/s/ William R. Elliott	President, Chief Operating Officer and	May 18, 2020
William R. Elliott	Vice Chairman of the Board

/s/ Neil P. Farmer	Director	May 18, 2020
Neil P. Farmer

	Director	May 18, 2020
Charles S. Pearson, Jr.

	Director	May 18, 2020
Charles M. Polk, III

/s/ Dianna Raedle	Director	May 18, 2020
Dianna Raedle

/s/ Mark Mullinix	Director	May 18, 2020
Mark Mullinix